Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statement (No. 333-36693) on
Form S-8 of Capital City Bank Group, Inc. of our report dated June 23, 2023, with respect to the
statements

of net assets available for benefits of Capital City Bank Group, Inc.

401(k) Plan, as of
December 31, 2022 and 2021, and the related statement of changes in net assets available for benefit for
the year ended December 31, 2022, and the supplemental schedule H,

line 4i – schedule of assets (held at
end of year) as of December 31, 2022,

which is included in the December 31, 2022, Annual Report on
Form 11-K of Capital City Bank Group, Inc. 401(k) Plan.
/s/
FORVIS, LLP

Little Rock, Arkansas
June 23, 2023